For immediate release

CORRECTION - MILLER ENERGY RESOURCES, INC.

ANCHORAGE, AK--(Marketwired - Jul 2, 2013) - In the news release, "Miller Energy Resources Provides Update on RU-1 Well," issued Monday, July 1, 2013 by Miller Energy Resources (NYSE: MILL), we are advised by the company that in the last sentence of the second paragraph, it should read "4,000 Boepd" rather than "3,000 Boepd" as originally issued. Complete corrected text follows.

Miller Energy Resources Provides Update on RU-1 Well

RU-1 Sidetrack Underway

ANCHORAGE, AK -- July 1, 2013 -- Miller Energy Resources, Inc. ("Miller Energy" or the "Company") (NYSE: MILL) and its wholly owned Alaskan operating subsidiary, Cook Inlet Energy ("CIE") today announced that CIE has moved Rig 35 over to its RU-1 oil well where the Company will perform a sidetrack similar to the one recently completed on its RU-2A well.

"Following our successful completion of RU-2A, we have moved our rig to RU-1," stated Scott M. Boruff, CEO of Miller. "We have great examples of what proper well design will produce, and our experience from RU-2 has provided additional data points that we are looking to for this next rework. With the production from our existing wells and work being performed this summer, we expect to remain on track to exit the 2013 calendar year at a run rate over 4,000 Boepd."

The Company's proposed sidetrack involves pulling the old electronic submersible pump ("ESP") completion and abandoning the lower part of the well by setting a bridge plug and whip-stock. A window will be milled into the casing at approximately 13,000 feet measured depth and drilling will commence to a new bottom-hole location similar to that of the original wellbore or approximately 15,500 feet. Completion will include running a 5.5 inch production liner back to the original 9-5/8 inch casing, cementing, perforating and putting a new ESP in place. The Company expects to complete the sidetrack on RU-1 and have the well online by early August 2013.

In 2012, the Company performed a procedure with its Rig-35 to remove all the old ESPs, packers, and liquid level control valves ("LLCs") that were creating obstruction in RU-1. The company successfully removed over 35,000 lbs. of this material; however, one ESP and LLC could not be removed without risk of damaging the wellbore. Subsequently the Company set a new ESP above the remaining obstruction with plans to evaluate the well following the next standard periodic ESP failure. The new pump was put online in October 2012 and ran successfully until recently requiring replacement. The Company has already removed that ESP, in preparation for this new sidetrack. Assessing the deficiencies that historically caused less than optimal production, the Company has determined that sidetracking the existing wellbore above obstructions remaining in the well's subpar section will remedy the issues and improve flow rates substantially.

About Miller Energy Resources

Miller Energy Resources, Inc. is an oil and natural gas exploration, production and drilling company operating in multiple exploration and production basins in North America. Miller's focus is in Cook Inlet, Alaska and in the heart of Tennessee's Appalachian Basin including the Mississippian Lime and Chattanooga Shale. Miller is headquartered in Knoxville, Tennessee with offices in Anchorage, Alaska and Huntsville, Tennessee. The company's common stock is listed on the NYSE under the symbol MILL.

Statements Regarding Forward-Looking Information

Certain statements in this press release and elsewhere by Miller Energy Resources¸ Inc. are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve the implied assessment that the resources described can be profitably produced in the future, based on certain estimates and assumptions. Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those anticipated by Miller Energy Resources, Inc. and described in the forward-looking statements. These risks, uncertainties and other factors include, but are not limited to, the potential for Miller Energy to experience additional operating losses; high debt costs under its existing senior credit facility; potential limitations imposed by debt covenants under its senior credit facility on its growth and ability to meet business objectives; the need to enhance management, systems, accounting, controls and reporting performance; uncertainties related to the filing of its Form 10-K for 2011; litigation risks; its ability to perform under the terms of its oil and gas leases, and exploration licenses with the Alaska DNR, including meeting the funding or work commitments of those agreements; its ability to successfully acquire, integrate and exploit new productive assets in the future; its ability to recover proved undeveloped reserves and convert probable and possible reserves to proved reserves; risks associated with the hedging of commodity prices; its dependence on third party transportation facilities; concentration risk in the market for the oil we produce in Alaska; the impact of natural disasters on its Cook Inlet Basin operations; adverse effects of the national and global economic downturns on our profitability; the imprecise nature of its reserve estimates; drilling risks; fluctuating oil and gas prices and the impact on results from operations; the need to discover or acquire new reserves in the future to avoid declines in production; differences between the present value of cash flows from proved reserves and the market value of those reserves; the existence within the industry of risks that may be uninsurable; constraints on production and costs of compliance that may arise from current and future environmental, FERC and other statutes, rules and regulations at the state and federal level; the impact that future legislation could have on access to tax incentives currently enjoyed by Miller; that no dividends may be paid on its common stock for some time; cashless exercise provisions of outstanding warrants; market overhang related to restricted securities and outstanding options, and warrants; the impact of non-cash gains and losses from derivative accounting on future financial results; and risks to non-affiliate shareholders arising from the substantial ownership positions of affiliates. Additional information on these and other factors, which could affect Miller's operations or financial results, are included in Miller Energy Resources, Inc.'s reports on file with United States Securities and Exchange Commission including its Annual Report on Form 10-K, as amended, for the fiscal year ended April 30, 2012. Miller Energy Resources, Inc.'s actual results could differ materially from those anticipated in these forward- looking statements as a result of a variety of factors, including those discussed in its periodic reports that are filed with the Securities and Exchange Commission and available on its Web site (www.sec.gov). All forward-looking statements attributable to Miller Energy Resources or to persons acting on its behalf are expressly qualified in their entirety by these factors. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We assume no obligation to update forward-looking statements should circumstances or management's estimates or opinions change unless otherwise required under securities law.

Contact:

MZ Group
Derek Gradwell

SVP, Natural Resources
Phone: 949-259-4995
Email: dgradwell@mzgroup.us
Web: www.mzgroup.us